ACTIVE/105361688.4 ABCELLERA BIOLOGICS INC. INSIDER TRADING COMPLIANCE POLICY AbCellera Biologics Inc., a company incorporated under the Business Corporations Act (British Columbia) (together with its subsidiaries, the “Company”) prohibits: • insider trading in the Company’s securities or shares (collectively, “Securities”); and • the unauthorized disclosure of the Company’s confidential information that might enable others to engage in insider trading in the Securities. The Company designed this Insider Trading Compliance Policy (the “Insider Trading Compliance Policy”) to prevent insider trading. In this Insider Trading Compliance Policy, we will discuss how you must comply with the laws against insider trading to avoid the serious penalties that could accompany a violation. We also seek to fulfill our obligation to educate and reasonably supervise the activities of employees, officers, directors and consultants who own or trade in the Company’s shares as part of our corporate compliance program. There are severe civil and criminal penalties associated with violations by you, your colleagues or the Company under the insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Compliance Policy. Please take the time to become familiar with its content. If you have questions about the Policy or your share ownership or trading, please speak with Tryn Stimart, our chief legal officer and corporate secretary, or his designee (such officer or designee, the “Compliance Officer”). PART I. OVERVIEW A. To Whom does this Insider Trading Compliance Policy Apply? This Insider Trading Compliance Policy applies to all of us, i.e., the Company’s board of directors (the “Board”), officers, employees and consultants, as well as our Affiliates as discussed below, and to multiple methods of trading in the Securities, such as purchases or sales of shares, options or other forms of equity.1 This Insider Trading Compliance Policy applies not only to you but to your “Affiliates” (as defined by the securities laws), which include: 1 The law defines Company securities broadly to include its common shares, options to purchase common shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. Exhibit 19.l

ACTIVE/105361688.4 2 • your spouse, child, parent, significant other or other family member, in each case, living in the same household; • all trusts, family partnerships and other types of entities formed for your benefit of the Insider (as defined below) or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities; • all persons who execute trades on your behalf, e.g., your stockbroker; and • all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities. Please note that the Insider Trading Procedures (as defined below) do not apply to entities that engage in the investment of securities in the ordinary course of its business (e.g., mutual funds, an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. You are responsible for ensuring compliance with this Insider Trading Compliance Policy, including the Insider Trading Procedures contained herein, by all of your Affiliates. We recommend you obtain advice from your legal and financial advisors regarding trading in Company Securities by your Affiliates. Special Procedures for Persons with Regular Access to Inside Information: Members of our Board and our executive officers are deemed to have access to all “inside information” under the insider trading laws. Other officers, employees and consultants may also require regular access to “inside information” in performing their work. For this reason and for their protection, additional trading procedures apply to these directors, officers, employees and consultants. We will notify all members of the Board, officer and designated employees and consultants (collectively, and solely for the purpose of the Insider Trading Compliance Policy, “Insiders”) that they are subject to these additional trading procedures (the “Insider Trading Procedures”), which are set forth in Part II of this memorandum. All Insiders must comply with these Insider Trading Procedures. These Insider Trading Procedures establish trading blackout period restrictions, trading window periods, and pre-clearance requirements. Insiders covered by the Insider Trading Procedures will be restricted from trading in the Company’s Securities during blackout periods. Additionally, Insiders will be required to pre-clear all transactions in the Company’s Securities.

ACTIVE/105361688.4 3 You will be notified if you are an Insider and required to comply with the Insider Trading Procedures. Post-Termination Responsibilities: In the event that you leave the Company for any reason, this Insider Trading Compliance Policy, including, if applicable, the Insider Trading Procedures, will continue to apply to you and your Affiliates until the completion of one full trading day after any material nonpublic information known to you has become public or is no longer material. B. What is Prohibited by this Insider Trading Compliance Policy? It is generally illegal for you to trade in the Securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company or its business activities. It is also generally illegal for you to disclose material, nonpublic information about the Company or its business to others who may trade on the basis of that information. In addition, if we receive material, non-public information from collaborators or from other companies that do business with the Company, then these same prohibitions would apply to trading in the securities of these other companies’ securities. These illegal activities are commonly referred to as “insider trading.” When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities: • trading (whether for your account of for the account of another) in the Company’s Securities, except for trades made in compliance with a valid Rule 10b5-1 trading plan2; • giving trading advice of any kind about the Company; and • disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”). The Insider Trading Compliance Policy prohibitions on insider trading do not apply to: (1) an exercise of an employee share option when payment of the exercise price is made solely in cash to the Company; (2) the purchase of shares from the Company of share under the Company’s Employee Share Purchase Plan; or (3) the withholding by the Company of shares upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise • 2 Under Rule 10b5-1 of the Exchange Act, you are permitted to enter a written binding plan with your stock broker to trade in the Company’s Securities before you knew or had possession of material, nonpublic information and certain other conditions are satisfied.

ACTIVE/105361688.4 4 such tax withholding right was made by the Insider in compliance with the Insider Trading Procedures. The Insider Trading Compliance Policy prohibitions on insider trading do apply to: (1) the sale of Securities on or after the exercise of an employee share option; (2) the sale of Securities on or after the purchase of Employee Share Purchase Plan shares; (3) the use of outstanding Company Securities to pay part or all of the exercise price of an option; and (4) any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The above discussion is a summary; please read further below for additional details on the precise circumstances under which this policy applies. These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight, and often with access to share trading records and your communications regarding the transactions. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. C. What is Material, Nonpublic Information? This Insider Trading Compliance Policy prohibits you from trading in the Company’s Securities if you are in possession of information about the Company or its business that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. “Material” Information Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a shareholder or investor. Similarly, if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company and effect investor views. In simple terms, material information is any type of information that could reasonably be expected to affect the share price of the Company’s Securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material: • potential partnership discussions or information about an unannounced new collaboration, financing or other similar deals; • significant developments regarding partnerships, products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

ACTIVE/105361688.4 5 • program developments, regulatory or clinical status or updates of the Company or our partners, including communications with regulatory authorities, prior to issuance of a press release or public update; • projections of future earnings or losses, or other earnings guidance; • earnings or revenue that are inconsistent with the consensus expectations of the investment community; • potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report; • pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets; • changes in senior management or the Board; • significant actual or threatened litigation or governmental investigations or major developments in such matters; • a cybersecurity incident; • changes in dividend policy, declarations of share splits, or public or private sales of additional securities; • potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and • bankruptcies or receiverships. In some situations, the above events may not be material and in others, consultation with the Compliance Officer may help you determine that it has been publicly disclosed. In each situation, you should carefully consider and seek advice to determine their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to one company and not to a much larger company with multiple products; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. You can look to our public press releases and recent Securities and Exchange Commission (the “SEC”) filings on the Company’s website (https://www.abcellera.com/news) to confirm recent disclosures. The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s Securities. “Nonpublic” Information Material information is “nonpublic” when it is not generally available to investors. The rationale is to provide all investors with an equal opportunity to access material information when

ACTIVE/105361688.4 6 making investment decisions. To claim information is “public,” we have to be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means (such as a pre-announced webcast presentation) that are reasonably designed to provide broad public access. Information is not considered public at the moment it is disclosed. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to access and absorb the information that has been disclosed. For the purposes of this Insider Trading Compliance Policy, information will be considered public one full trading day after the close of the stock market following the Company’s public release of the information. For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company Securities is the opening of the market on Thursday. D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Compliance Policy? Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. They have direct access to examine all trades and typically request names of employees and Insiders from Companies following a public announcement (positive or negative) that impacts a company’s share price to determine whether suspect insider trading has occurred. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Similar enforcement authorities with similar powers exist in Canada and around the world. The penalties for violating insider trading or tipping rules can be severe and include: • disgorgement of the profit gained or loss avoided by the trading; • payment of the loss suffered by the persons who purchased or sold, as applicable, securities of the same class at prices impacted by the insider trading; • payment of criminal penalties (of up to $5,000,000 in the U.S.); • payment of civil penalties of up to three times the profit made or loss avoided; and • imprisonment (for up to 20 years in the U.S. or up to 10 years in Canada). The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties. In the U.S., these penalties can be up to the greater of $1,525,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000. Under certain circumstances these actions can also be subject to private lawsuits.

ACTIVE/105361688.4 7 Violation of this Insider Trading Compliance Policy or any federal, state or provincial insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Compliance Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Compliance Policy, whether or not the conduct also violates the law in the U.S., Canada or elsewhere as applicable. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. E. How Do You Report a Violation of this Insider Trading Compliance Policy? If you have a question about this Insider Trading Compliance Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Compliance Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer. PART II. INSIDER TRADING PROCEDURES FOR INSIDERS A. Special Trading Restrictions Applicable to Insiders In addition to the restrictions on trading in Company Securities set forth above, Insiders and their Affiliates are subject to the following special trading restrictions: 1. No Trading Except During Trading Windows. The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below. 2. Prohibited Transactions At Any Time. • No Short Sales. No Insider may at any time sell any Securities of the Company

ACTIVE/105361688.4 8 that are not owned by such Insider at the time of the sale (a “short sale”). • No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s Securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s Securities or engage in any other hedging transaction with respect to the Company’s Securities, at any time. • No Company Securities Subject to Margin Calls. No Insider may use the Company’s Securities as collateral in a margin account. • No Pledges. No Insider may pledge Company Securities as collateral for a loan (or modify an existing pledge). 3. Gifts. No Insider may give or make any other transfer of Company Securities without consideration (e.g., a gift or limited partner distribution, in the case of a fund) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell. 4. No Trading During Retirement Plan Blackout Periods. If the Company adopts a policy to allow ownership of Company shares in the Company’s 401(k) or other retirement plan, then no Insider may trade in any Company Securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company Securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer. 5. Special Blackout Periods There are times when the Company or certain members of its Board or senior management or other team members may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such period could result in adverse publicity for the Company. Therefore, Insiders may not trade in Company Securities if they are notified that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the

ACTIVE/105361688.4 9 Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company Securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development. B. Pre-Clearance Procedures No Insider may trade in Company Securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his/her own trades from each other. 1. Procedures. No Insider may trade in Company Securities until: • The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Share Transaction Request form attached to this Insider Trading Compliance Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities and Exchange Act, as amended (“Exchange Act”), a Share Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date; • The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company; • The Insider has informed the Compliance Officer, using the Share Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and • The Compliance Officer has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail. The Compliance Officer do not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

ACTIVE/105361688.4 10 2. Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer. 3. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company Securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s Securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s Securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. 4. Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. 5. Post-Trade Reporting. Any transactions in the Company’s Securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Share Transaction Request form attached to this Insider Trading Compliance Policy on the same day in which such a transaction occurs. Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company Securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of shareholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

ACTIVE/105361688.4 11 PART IV. EXEMPTIONS FROM INSIDER TRADING RESTRICTIONS (ALL DIRECTORS, OFFICERS, EMPLOYEES AND CONSULTANTS) A. Pre-Approved Rule 10b5-1 Plan. The securities law permits establishment of trading plans under Rule 10b5-1 of the Exchange Act that allow for persons to authorize future trading when they are not in possession of material, nonpublic information. Under a 10b5-1 Plan, a trade will not be subject to the Company’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Share Transaction Request form for such transactions. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must: • satisfy the requirements of Rule 10b5-1; • be documented in writing; • be established during a trading window when such Insider does not possess material, nonpublic information; and • be pre-approved by the Compliance Officer. Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above. The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information. B. Employee Benefit Plans. Exercise of Share Options. The trading prohibitions and Insider Trading Procedures do not apply to the exercise of a share option to purchase securities of the Company when payment of the exercise price is solely made in cash and the Securities are held, not sold. The trading prohibitions and Insider Trading Procedures do apply to: • the same day or subsequent sale of the Securities acquired on the exercise of a share option; • the use of outstanding Company Securities to pay part or all of the exercise price of an option;

ACTIVE/105361688.4 12 • any net option exercise; • any exercise of a share appreciation right; • share withholding; • any sale of shares as part of a broker-assisted cashless exercise of an option; or • any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. For directors and executive officers subject to the requirements of Section 16 of the Exchange Act, the exercise of an option to purchase securities of the Company (and any subsequent sale) each triggers the obligation to file a Form 4 within two days. For this reason, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. Tax Withholding on Restricted Shares/Units. The trading prohibitions and restrictions set forth in the Insider Trading Procedures do not apply to the withholding by the Company of shares upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the director, officer or employee in compliance with the Insider Trading Procedures. Employee Share Purchase Plan. The trading prohibitions and restrictions set forth in the Insider Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s Securities pursuant to the employees’ advance instructions under the Company’s 2020 Employee Share Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company Securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Insider Trading Procedures. Any sale of Securities acquired under such plan is subject to the prohibition on insider trading and, and for Insiders, the additional restrictions of the Insider Trading Procedures. Retirement Plan. The trading prohibitions and restrictions set forth in the Insider Trading Procedures do not apply to purchases of Company Securities in any 401(k) Plan of the Company (the “Retirement Plan”) resulting from periodic contributions by Insiders to the Retirement Plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to certain elections Insiders may make under the Retirement Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company share fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company share fund; (c) an election to borrow money against or receive a distribution from such Insider’s Retirement Plan account if the loan or distribution will result in a liquidation of some or all of such Insider’s Company share fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company share fund.

ACTIVE/105361688.4 13 PART IV. WAIVERS A waiver of any provision of this Insider Trading Compliance Policy, or the Insider Trading Procedures contained herein, in a specific instance may be authorized in writing by either the Compliance Officer or the Audit Committee of the Board, and any such waiver shall be reported to the such committee or the Board. PART V. ACKNOWLEDGEMENT This Insider Trading Compliance Policy will be delivered to all current Insiders and to all directors, officers, and employees and consultants following its adoption or thereafter at the start of their employment or relationship with the Company. Each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Compliance Policy under the Company’s electronic training record system, and, if applicable, the Insider Trading Procedures contained herein. Directors and consultants that do not have access to the electronic training system will furnish a written acknowledgement of acceptance. A form of Acknowledgement is attached as Exhibit B. All directors, officers, and employees and consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Compliance Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Compliance Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer. * * * Questions regarding this Insider Trading Compliance Policy are encouraged and may be directed to the Compliance Officer. ADOPTED: December 4, 2020 EFFECTIVE: [__________], 2020

ACTIVE/105361688.4 14 EXHIBIT A SHARE TRANSACTION REQUEST Pursuant to AbCellera Biologics Inc.’s Insider Trading Compliance Policy, I hereby notify AbCellera Biologics Inc., a company incorporated under the Business Corporations Act (British Columbia) (the “Company”), of my intent to trade the securities of the Company as indicated below: REQUESTER INFORMATION Insider’s Name: _________________________________________ INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________ Means of acquiring shares:  Acquisition through employee benefit plan (please specify): ___________________________________________________________  Purchase through a broker on the open market  Other (please specify): ________________________________________ INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________ Means of selling shares:  Sale through employee benefit plan (please specify): ___________________________________________________________  Sale through a broker on the open market  Other (please specify): ________________________________________ SECTION 16 RULE 144 (Not applicable if transaction requested involves a purchase)    I am not subject to Section 16. To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act. None of the above.  I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).  To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.  The transaction requested is being made pursuant to an effective registration statement covering such transaction.  None of the above.

ACTIVE/105361688.4 15 CERTIFICATION I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Compliance Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Insider Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination. Insider’s Signature Date AUTHORIZED APPROVAL Signature of Compliance Officer (or designee) Date *NOTE: Multiple lots must be listed on separate forms or broken out herein.

ACTIVE/105361688.4 16 EXHIBIT B ACKNOWLEDGMENT I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Compliance Policy of AbCellera Biologics Inc., a company incorporated under the Business Corporations Act (British Columbia) (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Compliance Policy and the Insider Trading Procedures included therein by all of my “Affiliates”. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Compliance Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company Securities in a transaction that the Company considers to be in contravention of the Insider Trading Compliance Policy. Date: Signature: Name: Title: